Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is effective as of March __9___, 2004, by and between Guaranty Bank (the "Bank") and Shaun Burke (the "Executive").

WHEREAS, the Bank desires to employ the Executive on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive is willing to render his services to the Bank on the terms and conditions set forth herein with respect to such employment; and

NOW, THEREFORE, in consideration of promises and the mutual terms and conditions hereof, the Bank and the Executive hereby agree as follows:

1.    Employment. The Bank hereby employs the Executive and the Executive hereby accepts employment with the Bank upon the terms and conditions hereinafter set forth.

2.    Exclusive Services. The Executive shall devote all working time, ability, and attention to the business of the Bank during the term of this Agreement and shall not, directly or indirectly, render any services to or for the benefit of any other business, corporation, organization, or entity, whether for compensation or otherwise, without the prior knowledge and written consent of the Board of Directors.

3.    Duties. The Executive is hereby employed as President and CEO of the Bank, and shall perform for or on behalf of the Bank such duties as the Bank shall assign from time to time and shall render his services at the principal business offices of the Bank, as such may be located from time to time, unless otherwise agreed in writing between the Bank and the Executive, and shall perform such duties in accordance with the Bank’s policies and practices, including its employment policies and practices. The Executive is expected to achieve, at a minimum, all the following performance standards and expectations:

1)	Promptly notify Don Gibson and the Chairman of the Board of any and all events that materially or potentially could materially impact the financial, operational, or reputation of the Bank and/or Holding Company. Such events include but are not limited to regulatory, judicial, litigation, audit, loan defaults, major customer relations, internal operations, employee moral, and any and all discussions/contacts regarding acquisitions/mergers; and

2)	Perform all usual and customary responsibilities and duties of a Bank President and Chief Executive Officer. This includes but is not limited to receiving a 1 or 2 rating on the State Banking audit, receiving an unqualified opinion from the Independent Accountants’ Report, and producing financial statements free of material misstatement; and

3)	Lead in an ethical manner and make certain that the excellent reputation of the Bank is maintained.

In addition to the expected performance standards set out above, the Executive should strive to:

1.	Achieve the Bank’s Profit and Budget plan as approved by the Board of Directors; and

2.	Achieve revenue (net interest margin plus non-interest revenues), total assets, and net income growth, an efficiency ratio, and net income per employee in the top quartile of competitor banks headquartered within the Springfield and surrounding area.

4.    Term. The term of employment under this agreement shall be a period of three years commencing on the Effective Date above (the "Commencement Date"), subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of employment under this Agreement may be extended for a period of one year in addition to the then-remaining term of employment under this Agreement, if approved by the Board of Directors of the Bank and agreed to by the Executive within 30 days in advance of the date on which the term of employment under this Agreement would otherwise be extended, in which event the remaining unexpired term of the Executive’s employment shall be at least three (3) years. If the Board of Directors does not so approve, or the Executive does not so agree, the term of Executive’s employment shall expire on the expiration date in effect at the time.

5.    Compensation. Executive is to treat compensation information as confidential and disclose it to no one other than immediate family members and Executive’s professional advisors, who must be instructed to keep such information confidential. As compensation for services rendered under this Agreement, the Executive shall receive the following:

a.    Base Salary. The Bank shall pay the Executive a base salary ("Base Salary") of $225,000 per year, payable semi-monthly ($ 9,375.00) on the 15th and 30th of each month, less applicable deductions and withholdings, during the term of this Agreement, prorated for any partial employment month. The Base Salary shall be reviewed annually by, and may be increased at the discretion of the Bank, but the Base Salary may not be decreased. Any adjustments in salary or other compensation shall in no way limit or reduce any other obligation of the Bank hereunder. Stock repurchases shall be excluded from the calculation of earnings per share.

b.    Additional Compensation. During Executive’s first year of employment, he may earn a bonus of $ 25,000 if the Bank generates new and additional loan production of a minimum of $ 20 million. Executive can earn an additional $ 25,000 bonus if the Bank generates new and additional loan production of a minimum of $ 25 million during the first year of his employment and an additional $ 25,000 bonus (for a maximum of $ 75,000 in bonus monies) if the Bank generates new and additional loan production of a minimum of $ 30 million during the first year of his employment. New and additional loan production shall mean production that is directly related to the Executive’s activities and results in a total increase of $20/$25/$30 million over the total loans produced by the Bank from Commencement Date to March 31, 2005.

The Executive can earn an additional $ 25,000 during the second and third years of his employment if the Bank’s earnings per share increase by 10 percent for each such year from that of the prior year. An additional $ 25,000 will be paid if, during each such year, the Bank’s earnings per share increase 15 percent from that of the prior year, and an additional $ 25,000 (for a maximum of $ 75,000) for a 20 percent increase. Stock repurchases are to be excluded from the calculation of earnings increases.

Annual bonuses will be paid within 15 days following the year-end audited financial statement being released.

c.    Stock Options. The Executive will be granted options to purchase 25,000 shares of common stock of Guaranty Federal Bancshares, Inc. as set forth in the attached Stock Option Agreement.

6.    Benefits. In addition to the compensation pursuant to Section 5 hereof, the Executive shall be entitled to receive the following:

a.    Participation in Employee Plans. The Executive shall be entitled to participate in any health, disability, and group term life insurance plans, in any pension, retirement, or profit sharing plans, in any executive bonus plan, or in any other perquisites and fringe benefits that may be extended generally from time to time to employees of the Bank, benefits will be provided at no additional cost over and above what other employees pay.

b.    Vacation. The Executive shall be entitled to nineteen (19) days of vacation with full salary and benefits each year. Executive may carry over into the next year only 24 hours (3 days) of vacation. Upon termination of the Executive's employment, Executive will be paid the cash equivalent for accrued but unused vacation.

c.    Country Club Membership. The Bank agrees to obtain a corporate country club membership at a country club of its choice for use by the Executive and other authorized personnel of the Bank. The Bank in its sole discretion may terminate such membership or change the membership to a different country club. All charges for personal use by the Executive shall be reimbursed to the Bank by the Executive.

7.    Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Bank, the Bank shall reimburse the Executive on a monthly basis for reasonable business expenses necessarily incurred in the performance of his duties under this Agreement.

8.    Confidentiality/Trade Secrets. The Executive acknowledges his position with the Bank is one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Bank. Both during the term of this Agreement and thereafter, the Executive therefore covenants and agrees as follows:

a.    He shall use his best efforts and exercise utmost diligence to protect and to safeguard the trade secrets and/or confidential and proprietary information of the Bank, including but not limited to the identity of its current or prospective customers, suppliers and licensors, its arrangements with its customers, suppliers and licensors, and its technical, financial and marketing data, records, compilations of information, processes, programs, methods, techniques, and specifications relating to its customers, suppliers, licensors, products, and services;

b.    He shall not disclose any of such trade secrets and/or confidential and proprietary information, except as may be required in the course of his employment with the Bank or by law; and

c.    He shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and/or confidential and proprietary information.

All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Bank, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Bank and shall be delivered to the Bank and not reproduced and/or retained by the Executive upon termination of his employment for any reason whatsoever or at any other time upon request of the Bank.

9.    Non-Competition. If Bank terminates Executive with Cause or if Executive terminates his employment without Good Reason, or upon termination of this Agreement as set forth in Section 4 hereof, for a period of two (2) years following the termination, the Executive Agrees that he will not, without the prior written consent of the Bank, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership (other than ownership of securities of publicly held corporations of which the Executive owns less than five percent 5% of any class of outstanding securities) or in any other representative or individual capacity, engage in or render any services to any business within 25 miles of any of the Bank’s locations engaged in the business of banking, investment and/or lending, or in any other segment of the industry in which the Bank or any subsidiary of the Bank is or may become involved after the date hereof and prior to the date of termination of the Executive’s employment. However, if Bank terminates without Cause, or Executive terminates with Good Reason, or if Executive’s employment terminates within one (1) year following a Change in Control, the restrictive period above shall be the length of time the Bank is required pursuant to the terms of this Agreement to pay Executive the compensation set forth in Section 5, but in no event shall such restrictive period be less than one (1) year.

10.    Nonsolicitation. If Bank terminates Executive with Cause or if Executive terminates his employment without Good Reason, or upon termination of this Agreement as set forth in Section 4 hereof, for a period of two (2) years following the termination, the Executive Agrees that he will not, without the prior written consent of the Bank, during the period of his employment and after termination of employment, he will not, either directly or indirectly, for himself or for any third party, except as otherwise agreed to in writing by the Bank, employ or hire any other person who is then employed by the Bank, or solicit, induce, recruit, or cause any other person who is then employed by the Bank to terminate his employment for the purpose of joining, associating, or becoming employed with any business or activity that is engaged in the industry or any other segment of the industry in which the Bank is involved in or may become involved after the date hereof. However, if Bank terminates without Cause, or Executive terminates with Good Reason, or if Executive’s employment terminates within one (1) year following a Change in Control, the restrictive period above shall be the length of time the Bank is required pursuant to the terms of this Agreement to pay Executive the compensation set forth in Section 5, but in no event shall such restrictive period be less than one (1) year.

11.    Remedies for Breach of Covenants of the Executive.

a.    The covenants set forth in Section 8 of this Agreement shall continue to be binding upon the Executive, as provided herein in Section 11 notwithstanding the. The Bank and the Executive further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties' foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise modify the foregoing covenants only so far as necessary to be enforceable.

b.    The covenants set forth in Sections 8 of this Agreement shall continue to be binding upon the Executive, as provided herein in Section 11 notwithstanding the termination of his employment with the Bank for any reason whatsoever. The covenants set forth in Sections 9 and 10 shall continue to be binding upon the Executive in accordance with their terms. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Bank and the Executive. The existence of any claim or cause of action by the Executive against the Bank, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Bank of any or all such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate, injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof, and that the party bringing the claim shall not be required to post bond in pursuit of such claim. For any such claim, the prevailing party shall be entitled to recover his/its attorney’s fees and costs incurred in pursuit of such claim.

12.    Termination. This Agreement (other than Sections 8, 9 and 10, which shall survive any termination hereof according to their terms, but subject to claims or causes of action by Executive against the Bank predicated on this Agreement) may be terminated as follows:

a.    The Bank may terminate this Agreement and the Executive’s employment hereunder at any time, with Cause, upon written notice to the Executive. The Executive may terminate this Agreement and his employment hereunder, at any time, with Good Reason.

b.    For purposes of this Agreement, "Cause" occurs when Executive, in the Bank’s reasonable belief, does any of the following:

(i)    is charged or indicted with, or pleads guilty or nolo contendre to, any criminal act under federal or state law which constitutes a felony;

(ii)    breaches any material provision of this Agreement;

(iii)    knowingly or should have known that Executive’s conduct would violate any provision of applicable federal or state banking laws or regulations;

(iv)    knowingly or should have known that Executive’s conduct would violate any applicable local, state, or federal law relating to discrimination or harassment;

(v)    knowingly or should have known that Executive’s conduct would violate the Bank’s policies and/or practices applicable to executive employees; or

(vi)    dies or becomes permanently disabled from continuing to provide the level of service required under this Agreement.

c.    The Executive shall have "Good Reason" to effect a termination in the event that the Bank (i) breaches its obligations to pay any salary, benefit, or bonus due hereunder, (ii) requires the Executive to relocate more than 25 miles from the Bank’s principal place of business, or (iii) substantially diminishes the functional responsibilities of the Executive (it being understood that structural changes, such as a change in title or to whom the Executive reports, do not constitute changes in functional responsibilities) or a reduction due to performance-based reasons, and in the event of any of (i), or (ii), the Executive has given written notice to the Bank as to the details of the basis for such Good Reason within thirty (30) days following the date on which the Executive alleges the event giving rise to such Good Reason occurred and the Bank has failed to provide a reasonable cure within thirty (30) days after its receipt of such notice.

d.    In the event that (x) Bank terminates Executive’s employment with Bank for cause or as a result of the death, disability or adjudication of legal incompetence of Executive, or (y) Executive terminates Executive’s employment with Employer for any or no reason, Bank shall pay or provide to Executive:

(i)    such salary as Executive shall have earned up to the date of Executive’s termination: and

(ii)    such other benefits and other amounts due Executive under Sections 5 and 6 or as otherwise required by applicable law, as Executive shall have earned up to the date of Executive’s termination.

e.    In the event that Bank terminates Executive’s employment with Bank without cause or if Executive shall have terminated his employment for Good Reason, Bank shall pay to Executive:

(i)    the Base Salary for the remaining term of employment under this Agreement, at the time such payments are due: and

(ii)    such other benefits and other amounts due Executive under sections 5 and 6 above for the remaining term of this Agreement, at the time such payments are due.

f.  Further, notwithstanding anything herein contained to the contrary, if a "Change of Control" (as hereinafter defined) occurs during the term of this Agreement and Executive’s employment with Bank terminates for any reason (other than Executive’s death or the expiration of the term of this Agreement) at any time within the greater of twelve (12) months or the then remaining term of the Agreement after the Change of Control is consummated, then Bank shall pay to Executive in one lump sum, in cash, within ten (10) business days after the effective date of the termination of Employment, an amount equal to the sum of two and ninety-nine one hundredths (2.99) times the Base Salary and Additional Compensation; provided, however, that if and to the extent payment of such lump sum would not be deductible by Bank for federal income tax purposes by reason of application of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), then payment of that portion due Executive under this part f shall be deferred until the earliest date upon which payment can be made without being nondeductible under section 162(m) of the code.

For purposes of this Agreement, the term "Change in Control" shall mean (A) the sale of all, or a material portion, of the assets of the Bank or its holding company, unless the Executive executes a new employment agreement with the purchaser; (B) the merger or recapitalization of the Bank or its holding company whereby the Bank or its holding company is not the surviving entity, unless the Executive executes a new employment agreement with the surviving entity; or (C) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of fifty percent (50%) or more of the outstanding voting securities of the Bank or its holding company by any person, trust, entity or group. This limitation shall not apply to the purchase of Shares by underwriters in connection with a public offering of the Bank’s stock or the holding company’s stock, [or the purchase of shares of up to twenty-five percent (25%) of any class of securities of the Bank or its holding company by a tax-qualified employee stock benefit plan which is exempt from the approval requirements set forth under 12 C.F.R. section 574.3(c)(1)(vi) as now in effect or as may hereafter be amended.] The term "person" refers to an individual or a corporation, partnership, limited liability company, trust, association, joint venture, Pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

g.    Voluntary Termination. If the Executive shall voluntary terminate his employment in connection with, or within 12 months after, a "Change in Control" which occurs, and if such Change in Control was at any time opposed by the Bank’s Board of Directors, the Executive shall be entitled to receive the compensation described in Sections 12e. and 12f. on the same basis as is set forth in Sections 12e. and 12f.

13.    Arbitration of Disputes.

a.    Any dispute or claim arising out of or relating to this Agreement or any termination of the Executive’s employment, other than a dispute or claim arising under Sections 8 through 11, shall be settled by final and binding arbitration in the greater Springfield, Missouri metropolitan area in accordance with the Employment Arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

b.    The fees and expenses of the arbitration panel shall be borne equally by the Executive and the Bank.

c.    Either party may elect to have any dispute governed by this Section 13 to be resolved by a panel of three arbitrators, and the party electing same shall bear any additional costs resulting from such selection, the provisions of Section 13.b. notwithstanding.

14.    No Mitigation. The Executive shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another, by retirements after the date of termination or otherwise.

15.    Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

a.    If to the Bank:

Chairman of Board
Guaranty Bank
1341 W. Battlefield
Springfield, MO 65807

b.    If to the Executive:

Shaun Burke
1354 Stone House Road
Nixa, MO 65714

Either party may change its address for notice by giving notice in accordance with the terms of this Section 15.

16.    General Provisions.

a.    Law Governing. Notwithstanding any conflict of laws to the contrary, this Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, and the parties hereby submit to the jurisdiction of the federal/state courts in the State of Missouri for any dispute not subject to Section 13.

b.    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

c.    Entire Agreement. With the exception of the Stock Options Agreement, this Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

d.    Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors, and assigns. This Agreement may not be assigned by the Executive, but may be assigned by the Bank to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Bank.

e.    Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

f.    Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Agreement.

g.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank and the Executive have executed this Agreement as of the date and year first above written.

THIS AGREEMENT CONTAINS AN ARBITRATION CLAUSE.

EXECUTIVE:                GUARANTY BANK:
/s/ Shaun Burke                By: /s/ Don M. Gibson
Shaun Burke           Name: Don M. Gibson
                            Title: President